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EXHIBIT 21.1

Subsidiaries of Force Protection, Inc.

Name of Subsidiary	Jurisdiction	Ownership Percentage
Force Protection Technologies, Inc.	Nevada	100%
Force Protection Industries, Inc.	Nevada	100%
• Force Protection Advanced Solutions Limited(1)	England and Wales	100%
• Integrated Survivability Technologies Limited(2)	England and Wales	100%
Force Dynamics LLC	Delaware	50%

(1)
Force Protection Industries, Inc. has one subsidiary, Force Protection Advanced Solutions Limited, of which it owns 100%.

(2)
Force Protection Advanced Solutions Limited has one subsidiary, Integrated Survivability Technologies Limited, of which it owns 100%.

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  EXHIBIT 21.1